UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.  20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (date of earliest event reported): August 6, 2007 (July 31, 2007)

U.S. ENERGY CORP.
(Exact Name of Company as Specified in its Charter)

Wyoming	0-6814	83-0205516
(State or other jurisdiction of	(Commission File No.)	(I.R.S. Employer
incorporation or organization)		Identification No.)

Glen L. Larsen Building
877 North 8th West Riverton, WY		82501
(Address of principal executive offices)		(Zip Code)

Registrant's telephone number, including area code: (307) 856-9271

Not Applicable
Former Name, Former Address or Former Fiscal Year,, If Changed From Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2):

 ☐   Written communications pursuant to Rule 425 under the Securities Act
 ☐   Soliciting material pursuant to Rule 14a-12 under the Exchange Act
 ☐   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act
 ☐   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act

Section 1:  Registrant’s Business and Operations

Item 1.01.  Amendment of a Material Definitive Agreement – Plan and Agreement of Merger for Crested Corp.

On July 31, 2007, U.S. Energy Corp. (“USE”) and its majority owned subsidiary Crested Corp. (“Crested”) signed an amendment to the plan and agreement of merger (the “merger agreement”) for the proposed acquisition of the minority shares of Crested (approximately 29%) not owned by USE (approximately 71%), and the subsequent merger of Crested into USE.

The amendment (i) extends the deadline for merger approval to December 31, 2007; and (ii) and  provides that Crested will pay the income tax which will be owed by each holder of a non-qualified stock option upon exercise thereof, provided that each such holder executes and delivers to USE an agreement (a “lockup agreement”) not to sell (until retirement, death or disability) any of the USE stock they receive in the merger, in exchange for the Crested stock acquired on  exercise of the Crested non-qualified stock option.  Steven R. Youngbauer also will be required to deliver a lockup agreement as to the USE stock he receives in exchange for the Crested stock he receives on exercise of his Crested stock options (which, in his instance, are qualified options, upon the exercise of which he will not owe income tax).

Section 9.  Financial Statements and Exhibits

Financial Statements:   None

Exhibits:	10	-	First Amendment to Plan and Agreement of Merger.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

U.S. ENERGY CORP.

Dated: August 6, 2007	By:	/s/ Keith G. Larsen
Keith G. Larsen, CEO